EXHIBIT 21.41

List of Subsidiaries

Copperhead Digital Holdings, Inc. – and Arizona limited liability company

Trucom, LLC – an Arizona limited liability company

CityNet Arizona, LLC – a Delaware limited liability company

San Diego Media, Inc. – a California corporation

K Telecom and Wireless, LLC – a Washington limited liability company

Blue Collar, Inc. – a California corporation

TPT SpeedConnect, LLC – a Colorado limited liability company

TPT MedTech, LLC – a Colorado limited liability company

InnovaQor, Inc. – a Colorado corporation

TPT Federal, LLC – a Colorado limited liability company

The Fitness Container, LLC – a California limited liability company

Bridge Internet, LLC – a Delaware limited liability company

Quiklab 1 LLC – a Colorado limited liability company

QuikLAB 2, LLC – a Colorado limited liability company

QuikLAB 3, LLC – a Colorado limited liability company

QuikLAB 4, LLC – a Colorado limited liability company